Exhibit 99.8

Solicitors, Notaries & China-Appointed Attesting Officers 國際公證人及中國委托公証人 Learn more at www.wpcl.hk

In Association with	與下列律師事務所聯營
Hengfu WPCL OCT Law Firm	恒福黃澳事（南沙）聯營律師事務所
Grandway Law Offices	北京國楓（香港）律師事務所
Chow & Partners	周潔霞律師行
Alan Lam, Yam & Pe	林、任、白律師行
YTL LLP	梁延達律師事務所有限法律責任合夥
Ng KS Law Office	吳國生律師事務所
AH Lawyers	何升偉律師事務所

	Your Ref.	Contact Person
	貴司檔號：	聯絡人： Mr. Roy T. Y. Mak

Partners	Our Ref.	Date
合伙人	本行檔號： 52-52-44220-25(96)	日期：10 September 2026

Wong Che Ming

黃志明          * # ^

Alan H. B. Lin

連凱斌          ^

Karen K. H. Chow

周潔霞          ^

Consultants

顧問律師

Alan M. B. Lam

林文彬          # ^

Alfred Y. T. Leung

梁延達          ^

Dominic H. S. Chung

鍾厚成

Roy T. Y. Mak

麥紫陽          ^

Alex K. Y. Fung

馮敬堯

Solicitor

律師

Pat B. Y. Ho

賀英          *

# China-Appointed Attesting Officer

中國委托公証人

* Notary Public

國際公證人

^ Civil Celebrant of Marriages

婚姻監禮人

Zoar Limited

Unit 4, 15/F, West Wing Peninsula Square,

18 Sung On Street, Hung Hom,

Kowloon, Hong Kong

Dear Sirs/Madams

Re: Legal Opinion on Certain Hong Kong Legal Matters

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong in force as at the date hereof.

We were engaged as Hong Kong counsel to Zoar Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, and its subsidiaries established in Hong Kong in connection with the business combination proposal involving (i) Zoar Nevada Sub, Inc. (f.k.a Dr Ashleys Nevada Sub, Inc.), a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”) being merged with and into Impact BioMedical Inc., a Nevada corporation (“Impact”) with Impact being the surviving entity (the “Merger”); (ii) all shares of common stock, par value $0.001 per share, of Impact (each an “Impact Share,” collectively, the “Impact Shares”) thereupon being converted into, and the holders of such Impact Shares shall be entitled to receive, on a pro rata basis, such number of ordinary shares of the Company (“PubCo Shares”) (subject to such adjustments solely mutually determined by the Company and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the closing of the Business Combination; (iii) simultaneous with or immediately following the Merger, alongside the consummation of the transactions contemplated in respect of the Merger, Kanans Visvanats (the “Zoar Shareholder”) shall sell, assign and transfer to the Company, and the Company shall purchase, acquire, assume and accept from the Zoar Shareholder, all legal and beneficial title to all the issued and outstanding ordinary shares, par value $0.0001 per share of Zoar Labs Limited (each a “Zoar Share,” collectively, the “Zoar Shares”), and as a result of which, Zoar Labs Limited will become a wholly-owned subsidiary of the Company (the “Share Exchange,” together with the Merger and such other transactions contemplated in the Merger and Share Exchange Agreement, the “Business Combination”), as set forth in the Company’s registration statement on Form F-4/A, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Business Combination.

香港總行：	Head Office:	Sai Kung Office:
香港中環干諾道中 64 號	4th Floor, C. M. A. Building,	Ground Floor, 1796-B Po Tung Road,
廠商會大廈 4 樓	64 Connaught Road Central, Hong Kong	Sai Kung, New Territories.
電話：(852) 2521-4268	Tel.: (852) 2521-4268	Tel.: (852) 2792-9811 Fax: (852) 2792-9742
傳真：(852) 2810-6408, 2596-0665	Fax: (852) 2810-6408, 2596-0665	E-mail: saikung@wpcl.hk
電郵：wpcl@wpcl.hk	E-mail: wpcl@wpcl.hk	西貢分行：西貢普通道 1796 號 B 地下
網址：www.wpcl.hk	Website: www.wpcl.hk	電話：(852) 2792-9811 傳真：(852) 2792-9742
電郵：saikung@wpcl.hk

A member of World Law Alliance and PraeLegal, and associate member of ASEAN Legal Alliance

A. Assumptions

In rendering this opinion, we have carried out, reviewed and examined copies of the Registration Statement, and other documents as we have considered necessary or advisable for the purpose of rendering this opinion (collectively, the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by, among others, appropriate representatives of the Company. In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, the Documents submitted to us as originals are authentic, and the Documents submitted to us as certified or photostatic copies or facsimile or electronic copies conform to the originals;

(ii)	each of the parties to the Documents (other than Zoar HK Limited (“Zoar HK”)), (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them has full power and authority to execute, deliver and perform its, her or his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	all information provided to us and all documents, including the Documents, produced to us by the Company and Zoar HK for the purposes of this opinion are true, accurate, correct and complete, remain in full force and effect on the date of this opinion, and have not been revoked, amended, supplemented, modified or terminated after being submitted to us for the purposes of this opinion. There is no information which has been omitted from disclosure to us which could materially affect this opinion;

(iv)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v)	where applicable, the Documents constitute valid and legally binding obligations of each of the parties thereto and are enforceable under all applicable laws (other than Zoar HK in respect of Hong Kong laws);

(vi)	where applicable, the Documents have been entered into for bona fide purposes and there has been no bad faith, fraud, misrepresentation, coercion, duress or undue influence or breach of trust on the part of any of the parties to the relevant agreements and their respective directors, employees, agents and advisers;

(vii)	to the extent that the Registration Statement purports to describe the business activities of Zoar HK in Hong Kong, such descriptions are true, accurate, correct and complete; and

(viii)	all requested Documents have been provided to us and all factual statements made to us by the Company or Zoar HK in connection with this opinion are true, accurate, correct and complete.

B. Opinions

Subject to the Assumptions, Qualifications (as defined below) and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date of this opinion as we consider relevant, we are of the opinion that:

(i)	the statements in the Registration Statement on the cover page and under the captions “Summary”, “Risk Factors”, “Corporate History”, “Regulations applicable to Zoar”, “Enforcement of Civil Liabilities” and “Legal Matters”, in each case insofar as such statements purport to describe or summarize Hong Kong laws and legal matters relating to the Company and Zoar HK’s business activities in Hong Kong, are true and accurate in all material respects and fairly present and summarize, in all material respects, the Hong Kong legal matters stated therein as at the date hereof; and

(ii)	nothing has been omitted from such description which would make the same misleading in any material aspect.

C. Qualifications

Our opinion expressed above is subject to the following qualifications (“Qualifications”):

(i)	our opinion is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Without prejudice to the generality of the preceding sentences, our opinion is not intended to constitute, nor should it be construed as, advice regarding the securities laws or any other laws of the United States or any State thereof and we express no opinion as to the jurisdiction of any court of the United States or any State thereof;

(ii)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. Our opinion is given on the basis that we have no obligation to notify any addressee of this opinion of any change in Hong Kong laws or its application after the date of this opinion;

(iii)	our opinion is subject to (a) applicable bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium or similar laws in Hong Kong affecting creditors’ rights generally, and (b) possible judicial or administrative actions or any Hong Kong laws affecting creditors’ rights;

(iv)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercive or intended to conceal illegal intentions under the guise of a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(v)	this opinion is issued based on our understanding of the laws of Hong Kong. For matters not explicitly provided under the laws of Hong Kong, the interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the relevant governmental, legislative, administrative or judicial authorities will ultimately take a view that is not contrary to our opinion stated above;

(vi)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and/or confirmations of responsible directors or officers of the Company and public searches carried out in Hong Kong;

(vii)	as used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of our firm who have worked on matters for the Company in connection with the Business Combination and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion;

(viii)	nothing in this opinion letter shall be construed as an opinion that the Registration Statement complies with any legal or regulatory requirement as to its contents;

(ix)	this opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently; and

(x)	this opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Wong Poon Chan Law & Co.
Wong Poon Chan Law & Co.